Exhibit 10.3

Summary of Mortgage Agreement (the “Agreement”) dated September 13, 2006, by and between Jinzhou Halla Electrical Equipment Co., Ltd. (“Halla”) and the Bank of China Jinzhou Tiebei branch (the “Bank”).

Contract Number: 2006-JZY-001

Mortgagor: Jinzhou Halla Electrical Equipment Co., Ltd.
Mortgagee: Bank of China Jinzhou Tiebei branch

1. The Agreement is entered into pursuant to one or several Credit Facility Agreements (the “Credit Facility Agreements”) entered into by the Mortgagor and Mortgagee between August 21, 2006 and August 8, 2008, and any other agreements now or hereafter entered into in connection with the Credit Facility Agreements.

2. The Agreement covers all credit facilities up to RMB 50 million provided by the Bank to Halla from August 21, 2006 to August 8, 2008.

3. Should the Mortgagor default for failing to make mortgage payments due under the Agreement (including the accelerated debts), the Mortgagee has the right to foreclose on the collaterals listed under the Schedule A of this Agreement.

4. The assessed value of the collaterals is RMB 79.9831 million.

5. The collaterals under the Agreement shall be possessed by the Mortgagor but the titles and other ownership documents shall be possessed by the Mortgagee. The collaterals shall not be transferred, leased, or disposed by the Mortgagor without written consent of the Mortgagee.

6. The Mortgagor shall insure the collaterals with an insurer in such manner and for a term agreed upon by the Mortgagor and the Mortgagee. The coverage for the insurance shall be no less than the book value of the collaterals.

7. The Mortgagor shall make the necessary filing with the relevant government authority within ten days after the Agreement is entered into.

8. The mortgage created under this Agreement is independent from the Credit Facility Agreement and this Agreement shall not be voided or revoked because of the unenforceability of the Credit Facility Agreement.

9. The Mortgagor represents that it is duly organized and in good standing under Chinese laws, and has legal ownership of or right to dispose the collaterals.

10. In the event of default by the Mortgagor, the Mortgagee is entitled to reduce the line of credit or declare the principal of and accrued interest on the loans, and any other amount payable due immediately and payable in full.

11. Failure to exercise any rights under the Agreement by the Mortgagee does not constitute waiver of such rights.

12. Disputes, which cannot be settled through consultation shall be adjudicated by the court which has the jurisdiction pursuant to the Credit Facility Agreement.

Jinzhou Halla Electrical Equipment Co., Ltd.
/s/ Yuncong Ma
Seal
September 13, 2006

Bank of China (Jingzhou Tiebei Branch)
/s/ Jun Wang
Seal
September 13, 2006

Schedule A
(List of Collateral)

Collateral	Area (in square meters)	Value
Residential Properties	14,525.11	RMB 42,031,000
Land, located at 16 Yulu Street, High Technology District, Jinzhou	42,169	RMB 3,795,2100

Jinzhou Halla Electrical Equipment Co., Ltd.
/s/ Yuncong Ma
Seal
September 13, 2006

Bank of China (Jinzhou Tiebei Branch)
/s/ Jun Wang
Seal
September 13, 2006